UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2009

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33480 (Commission File Number)	33-0968580 (IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 400 Seal Beach, California	90740
(Address of Principal Executive Offices)	Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry Into a Material Definitive Agreement.

On September 23, 2009, our wholly owned subsidiary, Clean Energy, entered into a Stock Purchase Agreement with BAF Technologies, Inc. (“BAF”) and all of the shareholders of BAF pursuant to which Clean Energy has agreed to purchase all of the outstanding shares of BAF.  The acquisition will close upon each party meeting certain closing conditions.  Founded in 1992, BAF provides natural gas vehicle conversions, alternative fuel systems, application engineering, service and warranty support and research and development. BAF’s vehicle conversions include taxis, limousines, vans, pick-up trucks and shuttle buses. BAF utilizes advanced natural gas system integration technology and has certified NGVs under both EPA and CARB standards achieving Super Ultra Low Emission Vehicle (SULEV) emissions.  Following AT&T’s announcement in March of their intent to deploy more than 15,000 alternative-fuel vehicles over the next five years, approximately 8,000 of which are expected to be NGVs, BAF was awarded a purchase order to provide to AT&T the initial 600 Ford E-Series converted CNG vans.

The purchase price for the acquisition of BAF is approximately $8.3 million.  Pursuant to the terms of the Stock Purchase Agreement, the purchase price will be reduced by the amount of BAF’s outstanding debt which will be repaid in full at closing out of the purchase price.  Due to the fact that approximately $3.8 million of BAF’s outstanding debt is held by Clean Energy Finance, a wholly-owned Clean Energy subsidiary, Clean Energy anticipates paying a net amount of approximately $4.5 million in cash to acquire BAF at the closing.  BAF shareholders will be able to earn additional consideration if BAF achieves certain gross profit targets in fiscal 2010 and 2011.  The additional consideration will be determined as a percentage of gross profit based on a sliding scale that increases at certain gross profit levels, subject to achieving a minimum gross profit target and capped by a maximum additional payment amount.  For 2010, the shareholders of BAF will receive between one and twenty-six percent (1-26%) of gross profit of BAF as additional consideration if BAF achieves $8 million or more in gross profit, up to a maximum of $11 million in additional consideration (which would be payable if BAF achieved approximately $42.3 million in gross profit in 2010).  For 2011, the shareholders of BAF will receive between one and twenty-one percent (1-21%) of gross profit of BAF as additional consideration if BAF achieves $8.5 million or more in gross profit, up to a maximum of $11 million in additional consideration (which would be payable if BAF achieved approximately $52.4 million in gross profit in 2011).

The Stock Purchase Agreement contains customary representations, warranties and covenants and includes indemnification provisions, subject to deductible and cap amounts.  A copy of the Stock Purchase Agreement is attached as Exhibit 2.4 to this report and is incorporated herein by reference.  The summary of the agreement above does not purport to be complete and is qualified in its entirety by reference to such agreement.

Item 9.01              Financial Statements and Exhibits

(a)                   No financial statements of BAF are required to be filed pursuant to the provisions of Form 8-K.

(d)                   Exhibits.

2.4  Stock Purchase Agreement by and among Clean Energy, a California corporation, BAF Technologies, Inc., a Kentucky corporation and All the Shareholders of BAF Technologies, Inc. dated as of September 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2009		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer

Exhibit Index

Exhibit

2.4

Stock Purchase Agreement by and among Clean Energy, a California corporation, BAF Technologies, Inc., a Kentucky corporation and All the Shareholders of BAF Technologies, Inc. dated as of September 23, 2009.